Exhibit 99.2

Item 6. Selected Financial Data.

(Unaudited)	2013 [1,2]	2012 [2,3]	2011 [2,4]	2010 [2]	2009 [2]
(Dollar amounts in millions, except per share data)
Summary of Operations
Net Sales from Continuing Operations	$3,477	$3,415	$3,303	$2,980	$2,673
Earnings from Continuing Operations	186	231	173	177	107
(Earnings) Attributable to Noncontrolling Interest, net of tax	(2)	(2)	(3)	(6)	(3)
Earnings (loss) from Discontinued Operations, net of tax	13	19	(17)	6	8
Net Earnings	197	248	153	177	112
Earnings per share from Continuing Operations
Basic	1.27	1.59	1.16	1.13	.65
Diluted	1.25	1.57	1.15	1.11	.65
Earnings (Loss) per share from Discontinued Operations
Basic	.09	.13	(.11)	.04	.05
Diluted	.09	.13	(.11)	.04	.05
Net Earnings (Loss) per share
Basic	1.36	1.72	1.05	1.17	.70
Diluted	1.34	1.70	1.04	1.15	.70
Cash Dividends declared per share	1.18	1.14	1.10	1.06	1.02
Summary of Financial Position
Total Assets	$3,108	$3,255	$2,915	$3,001	$3,061
Long-term Debt, including capital leases	$688	$854	$833	$762	$789
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[1]
In the fourth quarter of 2013, we incurred $67 million of charges related to the Commercial Vehicle Products group ($63 million goodwill impairment charge and $4 million accelerated amortization of a customer-related intangible asset). In the third quarter of 2013, we recorded a $9 million bargain purchase gain related to an acquisition.

[2]
Amounts for 2013 through 2009 were retrospectively adjusted to reflect the reclassification of certain businesses from continuing to discontinued operations. For information about discontinued operations, see Note B on page 12 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

[3]
Net earnings for 2012 include a $27 million net tax benefit primarily related to the release of valuation allowances on certain Canadian deferred tax assets, partially offset by deferred withholding taxes on earnings in China.

[4]
The Company incurred asset impairment charges and restructuring-related charges totaling $44 million in 2011. Of these charges, $20 million were associated with continuing operations and $24 million were related to discontinued operations.

1